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                                                                     EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                              YOU TOOLS CORPORATION
                          (A Pennsylvania corporation)

     The Articles of Incorporation of You Tools Corporation are hereby amended and restated in their entirety to read as follows:

     FIRST: CORPORATE NAME. The name of the corporation is FASTNET CORPORATION (hereinafter referred to as the "Corporation").

     SECOND: REGISTERED OFFICE. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is Two Courtney Place, Suite 130, 3864 Courtney Street, Bethlehem, PA 18017.

     THIRD: ORIGINAL INCORPORATION. The Corporation was incorporated under the provisions of the Business Corporation Law of 1988, as amended. The date of its incorporation is on May 10, 1994.

     FOURTH: METHOD OF ADOPTION. These Amended and Restated Articles of Incorporation were duly adopted by vote of the shareholders in accordance with Sections 1914 and 1915 of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania BCL").

     FIFTH: CORPORATE PURPOSES. The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the Pennsylvania BCL.

     SIXTH: CORPORATE EXISTENCE. The term of existence of the Corporation is perpetual.

     SEVENTH: CAPITAL STOCK. The aggregate number of shares which the Corporation shall have authority to issue is 60,000,000 shares, no par value per share, consisting of:

          (a)  50,000,000 shares of Common Stock (the "COMMON STOCK"); and

          (b)  10,000,000 shares of Preferred Stock (the "PREFERRED STOCK").

     EIGHTH: PREFERRED STOCK. The Board of Directors may authorize the issuance from time to time of Preferred Stock in one or more classes or series and with designations, voting rights, preferences, and special rights, if any, as the Board of Directors may fix by resolution.


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     NINTH: RIGHTS OF COMMON STOCK. The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock are as follows:

          1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. LIQUIDATION RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock.

          3. REDEMPTION. The Common Stock is not redeemable.

          4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such other matters and in such manner as may be provided by law.

     TENTH: INDEMNIFICATION. The Corporation shall, to the maximum extent permitted from time to time under the laws of the Commonwealth of Pennsylvania, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of or as the agent of the Corporation as a director, officer or the agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such rights arising under any by-law, agreement, vote of directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification.

     ELEVENTH: LIABILITY. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Pennsylvania BCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article ELEVENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.


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     TWELFTH: BYLAWS. The Board of Directors shall have the power, in addition to the shareholders, to make, alter or repeal the bylaws of the Corporation.

     THIRTEENTH: CUMULATIVE VOTING. Shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

     FOURTEENTH: RESERVATION OF RIGHT TO AMEND. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders are granted subject to this reservation.

     FIFTEENTH: POWERS OF THE BOARD OF DIRECTORS. All of the power of the Corporation, insofar as it may be lawfully vested by these Amended and Restated Articles of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors of the Corporation.